UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Meritage Homes Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Stockholders:

You are cordially invited to join us for our 2007 annual meeting of stockholders, which will be held on Wednesday, May 16, 2007, at 10:00 am local time at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, AZ  85260. Holders of record of our common stock as of March 30, 2007, are entitled to notice of and to vote at the 2007 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our stockholders.

We hope you will be able to attend the meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by Internet or telephone as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership to be admitted to the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Steven J. Hilton
Chairman and Chief Executive Officer

17851 North 85th Street ◆ Suite 300 ◆ Scottsdale, Arizona ◆ 85255 ◆ Phone 480-609-3330

Listed on the New York Stock Exchange - MTH

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:  Wednesday, May 16, 2007
Time:  10:00 a.m. local time

Scottsdale Marriott at McDowell Mountains
16770 North Perimeter Drive
Scottsdale, Arizona 85260

To Our Stockholders:

You are invited to attend the Meritage Homes Corporation 2007 Annual Meeting of Stockholders for the following purposes:

1.                To elect three Class II Directors, each to hold office until our 2009 annual meeting,

2.                To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year, and

3.                To conduct any other business that may properly come before the meeting or any adjournment of postponement thereof.

These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A copy of our 2006 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

By Order of the Board of Directors,

C. Timothy White, Secretary

Scottsdale, Arizona
April 10, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED. YOU MAY ALSO VOTE BY USING THE INTERNET OR TELEPHONE AS DESCRIBED ON THE PROXY CARD.

MERITAGE HOMES CORPORATION

17851 NORTH 85TH STREET
SUITE 300
SCOTTSDALE, ARIZONA 85255

www.meritagehomes.com

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Meritage Homes Corporation to be used in voting at our Annual Meeting of Stockholders on May 16, 2007. The meeting will be held at 10:00 a.m. at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona  85260. The proxy materials relating to the annual meeting, together with our annual report (which includes audited consolidated financial statements for our fiscal year ended December 31, 2006), were mailed on or about April 11, 2007 to stockholders of record at the close of business on March 30, 2007 (the “record date”).

You are entitled to revoke your proxy at any time before it is exercised by attending the annual meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Corporate Secretary at the Company’s address located at the top of this page. Whether or not you plan to be present at the annual meeting, we encourage you to sign and return the enclosed proxy card or to use telephone or Internet voting. Refer to your proxy card for instructions about voting by telephone, Internet and mail.

The Meritage Board of Directors is soliciting proxies. We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies through the mail, by personal interview or telephone, including through the use of a third party proxy solicitor. If we use a proxy solicitor, we estimate the cost will be approximately $9,000.

The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, report of independent registered public accounting firm and other information included in our 2006 Annual Report that was mailed to you along with this proxy statement.

Information about our company and communities is provided on our Internet website at www.meritagehomes.com. Our periodic and current reports, including any amendments, filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are available, free of charge, on our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). The information contained on our website is not considered part of our annual report on Form 10-K or this proxy statement.

Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established an audit committee, executive compensation committee and nominating/governance committee. The charter of each of these committees is available on our website, along with our Code of Ethics and our Corporate Governance Principles and Practices. Our committee charters, Code of Ethics and Corporate Governance Principles and Practices are also available in print, free of charge, to any stockholder who requests of them by calling us or by writing to us at our principal executive offices at the following address:  Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona  85255, Attention:  Legal Department. Our telephone number is (480) 515-8100.

VOTING SECURITIES OUTSTANDING

On the record date, there were 26,224,216 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy.

VOTING PROXIES

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of common stock represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement and FOR the ratification of the selection of Deloitte & Touche as the Company’s independent registered public accounting firm.

Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at shareowner meetings are “routine” or “non-routine.”  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. All of the proposals in this proxy statement are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on the proposals even if no voting instructions are provided by the owner.

The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire proxy statement.

General Information

Date, Time and Place of Meeting	The annual meeting will be held on Wednesday, May 16, 2007 at 10:00 a.m. at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.
Record Date

The record date for the annual meeting is March 30, 2007. Stockholders who hold shares of our stock at the close of business on the record date will be entitled to vote on the matters proposed in this proxy statement.

Voting Information

You can vote in person at the annual meeting or by proxy without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To vote by proxy, you must fill out your proxy card and return it by mail, vote by telephone using the instructions on your proxy card or vote via the Internet using the instructions on your proxy card.

You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including an Internet or telephone vote), or by voting in person at the annual meeting.

Quorum

The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exits.

The Proposals

Election of Directors (page 4)

Peter L. Ax, Robert G. Sarver and Gerald W. Haddock, each of whom is presently serving as a Class II Director, are nominated for re-election.

The Board of Directors recommends a vote “for” each of these directors. If a quorum is present, the three nominees who receive the most votes will be elected. Broker non-votes and votes that are withheld have no legal effect. Please vote on this matter.

Ratification of Auditor (page 6)

Our second proposal asks you to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

The Board of Directors recommends a vote “for” this proposal. An affirmative vote of the majority of the shares present at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2007 will stand, unless the Audit Committee finds other good reason for making a change.

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board of Directors currently has six members. The directors are divided into two classes serving staggered two-year terms. This year our Class II Directors are up for election. The Board, upon the recommendation of its Nominating/Governance Committee, has nominated Peter L. Ax, Robert G. Sarver and Gerald W. Haddock, who are presently serving as Class II Directors, for re-election.

Their biographical information is set forth below:

Peter L. Ax, 48, has been a director since September 2000 and is the managing partner of Phoenix Capital Management, an investment banking and merchant banking firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a publicly held consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York. Mr. Ax is also on the board of directors of Medit Marketing, Inc. and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm. Mr. Ax holds an M.B.A. from the Wharton School at the University of Pennsylvania and a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School.

Robert G. Sarver, 45, has been a director since December 1996, and is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns basketball team. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. From 1995 to 1998, he served as chairman of Grossmont Bank. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners and Affiliates, a real estate investment company. Mr. Sarver founded the National Bank of Arizona and was its President until its acquisition by Zions Bancorporation in 1994. Mr. Sarver has been a certified public accountant.

Gerald W. Haddock, 59, was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as President and CEO of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a Director and Audit Committee Chairman of ENSCO International, Inc., a leading global offshore oil and gas drilling service company, and a director of Cano Petroleum, Inc., a Fort Worth-based producer of crude oil and natural gas that specializes in enhanced recovery technology. He also serves on the Board of Directors of the Baylor Foundation of Baylor University and on the Board of Trustees of the M.D. Anderson Proton Therapy Education and Research Foundation.

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee. In the vote on the election of the director nominees, stockholders may:

•       vote FOR all nominees;

•       vote to WITHHOLD votes for all nominees; or

•       WITHHOLD votes as to specific nominees.

Unless you tell us by your proxy to vote differently, your shares will be voted FOR the Board’s nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.

If the appointment of Deloitte & Touche LLP as auditors for 2007 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2007 will stand, unless the Audit Committee finds other good reason for making a change.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
PROPOSAL NO. 2.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Management.   The following table summarizes, as of March 15, 2007, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•       each Meritage director and nominee for director;

•       each executive officer named in the summary compensation table; and

•       all Meritage directors and executive officers as a group.

Name Of Beneficial Owner(1)	Position With The Company	Number Of Shares Owned(2)		Right To Acquire By May 14, 2007	Total Shares Beneficially Owned	Percent Of Outstanding Shares
Steven J. Hilton	Director, Chairman and CEO	1,835,194	(3)	212,000	2,047,194	7.8%
Robert G. Sarver	Director	470,000	(4)	15,000	485,000	1.9%
Raymond Oppel	Director	5,000		35,000	40,000	*
Peter L. Ax	Director	30,000		15,000	45,000	*
Richard T. Burke, Sr.	Director	—		15,000	15,000	*
Gerald W. Haddock	Director	4,000		10,000	14,000	*
Larry W. Seay	Executive Vice President, Chief Financial Officer	24,148		114,484	138,632	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	21,264	(5)	48,000	69,264	*
Sandra R.A Karrmann	Executive Vice President, Director of Human Resources	—		2,000	2,000	*
Steven M. Davis	Executive Vice President— Director of National Homebuilding Operations	—		—	—	*
John R. Landon(6)	Former Director, Co-Chairman and Co-CEO	1,099,136		—	1,099,136	4.2%
William G. Campbell(7)	Former Director	500		—	500	*
All current directors and executive officers as a group (10 persons)		2,389,606		466,484	2,856,090	10.9%

*                    Less than 1%.

(1)          The address for our directors and executive officers is c/o Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

(2)          The amounts shown include the shares of common stock actually owned as of March 15, 2007, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned of record by such person’s spouse and minor children and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2007 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person. The shares owned do not include any restricted stock.

(3)          Shares are held by family trusts. Of these shares, 800,000 are pledged to a third-party lending institution to secure a loan.

(4)          Mr. Sarver is deemed to beneficially own 8,000 shares through his family members.  Mr. Sarver’s shares owned directly and indirectly are all pledged to a third-party lending institution to secure a loan.

(5)          All shares pledged to a third-party lending institution to secure a loan.

(6)          In May 2006, Mr. Landon’s employment with the Company ended. In June 2006, Mr. Landon resigned his Board position. The number of shares owned are based solely on a Schedule 13D filed by Mr. Landon with the Securities and Exchange Commission on June 29, 2006.

(7)          In June 2006, Mr. Campbell resigned his Board position.

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2007, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
Earnest Partners, LLC(1)	1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	3,050,060	11.70%
Legg Mason Capital Management, Inc.(2)	100 Light Street Baltimore, MD 21202	3,062,200	11.72%
Barclays Global Investors, NA(3)	45 Fremont Street San Francisco, CA 94105	1,717,955	6.57%
Franklin Resources, Inc.(4)	One Franklin Parkway San Mateo, CA 94403	1,452,047	5.60%

(1)          Based solely on a Schedule 13G, filed with the Securities and Exchange Commission (“SEC”) February 6, 2007, Earnest Partners, LLC has sole voting power with respect to 812,296 shares, shared voting power with respect to 1,014,864 shares and sole dispositive power with respect to 3,050,060 shares.

(2)          Based solely on a Schedule 13G, filed with the SEC February 15, 2007, Legg Mason Capital Management, Inc. and certain affiliated entities have sole voting and dispositive power with respect to 3,062,200 shares.

(3)          Based solely on a Schedule 13G, filed with the SEC January 23, 2007, Barclays Global Investors, NA and certain affiliated entities have sole voting power with respect to 1,638,214 shares and sole dispositive power with respect to 1,717,955 shares.

(4)          Based solely on a Schedule 13G, filed with the SEC February 5, 2007, Franklin Resources, Inc. and certain affiliated entities have sole voting and dispositive power with respect to 1,452,047 shares.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting the business of the Company. Meritage has established and operates in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board of Directors can pursue the Company’s strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices

We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•       director qualifications,

•       independence criteria,

•       director responsibilities,

•       our committee structure,

•       officer and director stock ownership requirements,

•       director resignation policy,

•       director access to officers and employees,

•       our philosophy with respect to director compensation,

•       requirements regarding director orientation and continuing education, and

•       our plans with respect to management succession.

Our Corporate Governance Principles and Practices are available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as appropriate.

Director Qualification and Independence

Determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. The Nominating/Governance Committee also evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent.

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.

As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors, identified by an asterisk in the next table, are Peter Ax, Raymond Oppel, Richard Burke and Gerald Haddock.

In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and Meritage. Except as noted below, the Board of Directors determined no relationship exists between Meritage and any independent director. The Board of Directors identified and evaluated separate relationships between the Company and Ray Oppel and Peter Ax, independent directors. Based on its evaluation, the Board of Directors determined that these relationships are not material and do not affect Messrs. Oppel’s and Ax’s independence. A description of these relationships follows.

•       Ray Oppel.   Mr. Oppel had a 7.5% limited partnership interest in a joint venture that sold lots to Hammonds Homes, which arrangement was entered into prior to our 2002 acquisition of Hammonds. Mr. Oppel earned approximately $36,000 in 2004 from this joint venture. Mr. Oppel received no earnings related to this joint venture in 2005 and 2006. The Board considered these relationships and determined that they do not impair Mr. Oppel’s independence because he holds only a limited partnership interest and as such has no control over management of the partnerships. Accordingly, Mr. Oppel is not in a position to negotiate or influence the terms of any transaction in which the partnerships may engage. Moreover, the transactions are, individually and in the aggregate, immaterial in relation to Mr. Oppel’s net worth.

•       Peter Ax.   In 2006, Peter Ax acquired from Meritage a used sports utility vehicle. The purchase price for the vehicle was $35,000, which was the fair market value of the vehicle based on well-known and reliable published sources. The Board considered this relationship and determined that it does not impair Mr. Ax’s independence because the transaction was based on reliable market data and the value of the transaction is, individually and in the aggregate, immaterial in relation to Mr. Ax’s net worth.

Steven J. Hilton is not considered independent because he is employed by the Company.

Prior to 2004, Robert Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Robert Sarver and Meritage along with relationships between Robert Sarver and certain senior executive officers. Mr. Sarver and Steven J. Hilton and John R. Landon, our former co-chairman and co-chief executive officer, have certain business relationships unrelated to Meritage. The Nominating/Governance Committee evaluated these relationships and determined that they do not impair Mr. Sarver’s independence because they did not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Messrs. Hilton and Landon purchased minority ownership interests. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver, Hilton and Landon and because Meritage purchases advertising with the Phoenix Suns. Although the Nominating/Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience, the Nominating/Governance Committee concluded it is in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director.

The Board has also determined that all governance committees of the Board are composed entirely of independent directors.

The Board and Board Committees

We currently have six incumbent directors and the following committees: Audit Committee, Executive Compensation Committee and Nominating/Governance Committee.

During 2006, the Board of Directors held six meetings. Each director attended all of these meetings and the committee meetings of which he is a member, except as follows:  Mr. Sarver did not attend one Board meeting; Mr. Oppel did not attend one board meeting, one Executive Compensation Committee meeting and two Audit Committee meetings; Mr. Haddock did not attend three Executive Compensation Committee meetings and Mr. Burke did not attend three Audit Committee meetings. Directors are expected to attend the Meritage Annual Meeting of Stockholders. All directors attended our 2006 annual meeting, which was held on May 17, 2006.

The following table summarizes the current members of our Board of Directors and describes the current members of each of the Committees and the number of meetings held during 2006.

Board of Directors	Audit Committee		Executive Compensation Committee		Nominating/Governance Committee
Steven J. Hilton
Peter L. Ax* +	X	**	X		X
Robert G. Sarver
Raymond Oppel*	X		X	**	X
Richard T. Burke, Sr.*	X
Gerald W. Haddock*			X		X	**
Number of Meetings	12		14		1

* = Independent Director	X = Member	** = Chair	+ = Lead Independent Director

Audit Committee

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•       fulfilling its oversight of the integrity of the Company’s financial statements,

•       reviewing  and approving related party transaction between the Company and senior executive officers and directors

•       determining the Company’s compliance with legal and regulatory requirements,

•       determining the independent registered public accounting firm’s qualifications and independence, and

•       evaluating the performance of the Company’s internal audit function and independent registered public accounting firm.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as it deems necessary to carry out its duties.

The Audit Committee operates under a written charter established by the Board. The charter is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. The Board of Directors has determined that Peter Ax, an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.”  Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “Election of Directors.”

The report of the Audit Committee is included in this proxy statement on page 48.

Executive Compensation Committee

Responsibilities.   The Board of Directors has established an Executive Compensation Committee in accordance with the NYSE’s rules and regulations. The Executive Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•       reviewing and approving goals and objectives relative to the compensation of our CEO and CFO, evaluating our CEO’s and CFO’s performance in light of these goals and approving the compensation of our CEO and CFO,

•       overseeing all equity-based award grants,

•       making recommendations to the Board of Directors with regard to non-CEO/CFO compensation and equity-based awards, and

•       producing a report on executive compensation to be included in our annual proxy statement.

Composition and Independence.   The Executive Compensation Committee is currently comprised of three members of the Board, each of whom is designated to be “independent” under the Corporate Governance Standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Generally the Committee Chairman is in charge of setting the Committee’s meetings and calendar, as well as the agenda of each meeting.

Charter.   The Executive Compensation Committee operates under a written charter, which is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. The Executive Compensation Committee Report is included in this proxy statement at page 43.

Outside Consultants.   The Executive Compensation Committee has the specific authority to hire outside advisors and consultants. In 2006, the Committee retained Pearl Meyer & Partners, a compensation consulting firm, to reevaluate the compensation programs for our CEO and CFO. The Committee provided direction to Pearl Meyer & Partners concerning the nature of the engagement, the Committee’s philosophy with respect to executive compensation and key terms and conditions that the Committee believed should be addressed in connection with the negotiation process with our CEO and CFO. The scope of the Pearl Meyer & Partners’ work was to (i) assist the Committee in understanding the nature and level of executive compensation at comparable public companies, both within the homebuilding industry and companies of comparable size as Meritage, but outside the homebuilding industry, (ii) assist the Committee in developing a compensation structure for our CEO and CFO based on this analysis and the Committee’s instructions and (iii) refine the proposed structure based on the negotiation process between the Company and the executives. As part of the work process, the Committee met 13 times with Pearl Meyer & Partners without management present. With the assistance of Pearl Meyer & Partners, we negotiated and entered into amended and restated employment and change of control agreements with

Steven J. Hilton, our Chief Executive Officer and Larry W. Seay, our Chief Financial Officer. These employment and change of control agreements were entered into effective January 1, 2007 and are discussed in more detail later in this proxy under the heading “Compensation Discussion and Analysis—Employment Agreements.”  As part of its annual review process, the Committee also retained Pearl Meyer & Partners to assist the Committee in understanding the nature and level of non-employee director compensation at comparable public companies.

Management of the Company has also retained Pearl Meyer & Partners to assist the Company in understanding the current environment and trends relating to compensation within the homebuilding industry in general. The Committee was advised of this engagement and had an opportunity to review the scope of this assignment, which was more limited than the work Pearl Meyer & Partners performed for the Committee with respect to the CEO and CFO employment agreements. The specific purpose of this study is to understand the nature and levels of compensation paid to senior management with day-to-day responsibility for homebuilding operations; for example, regional and division presidents.

Role of Executives in the Compensation Setting Process.   The Committee determines executive compensation with respect to the CEO and CFO independent of management. With respect to determining compensation of the other named executive officers (“NEOs”), the CEO and the Company’s human resources department prepare and present information and recommendations to the Committee for review, consideration and approval. With respect to compensation of non-NEOs, the Committee functions in an oversight role as these decisions are considered the responsibility of management. For example, the Committee reviews the compensation for various non-NEOs to evaluate reasonableness in comparison to industry standards and may make recommendations to the CEO regarding changes in compensation. The Committee approves all grants of equity-based awards. For the NEOs, equity award grants in most cases are determined based on an employment agreement between the Company and the NEO and may be adjusted upwards based on the Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Committee believes that management is in the best position to make this recommendation.

Compensation Committee Interlocks and Insider Participation.   None of the members of the Executive Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There were no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.

Nominating/Governance Committee

The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•       identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•       developing and recommending Corporate Governance Principles and Practices applicable to the Company,

•       leading the Board of Directors in its annual review of the Board’s performance, and

•       recommending nominees for the Executive Compensation Committee and Audit Committee.

The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process

Stockholder Nominees.   The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:

Meritage Homes Corporation
17851 North 85th Street
Suite 300
Scottsdale, Arizona 85255
Attn: Corporate Secretary

The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, the Company’s bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 49 of this proxy statement.

Director Qualifications.   The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in the Company’s Corporate Governance Principles and Practices. Prospective nominees should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. They should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of the stockholders of the Company.

Identifying and Evaluating Nominees for Directors.   The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.

Executive Sessions of Independent Directors

Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session five times during 2006. Peter Ax is the Company’s Lead Independent Director and presides over these executive session meetings.

Code of Ethics

Meritage Homes Corporation is committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our CEO and our CFO. The Code is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request.

Communications with the Board of Directors

Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 6.

CONTINUING DIRECTOR INFORMATION

Meritage divides its Board of Directors into two classes, one of which is up for election this year, as set forth under “Election of Directors (Proposal No. 1).”  The following sets forth biographical information regarding each member of the class of directors whose term will continue until the 2008 annual meeting of stockholders.

Steven J. Hilton, 45, was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1997 to May 2006. In May 2006, Mr. Hilton was named the Company’s Chairman and Chief Executive Officer. Mr. Hilton co-founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became publicly traded and combined with Legacy Homes in 1997, which thereafter became Meritage. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a $4 billion community bank based in Las Vegas, Nevada.

Raymond Oppel, 50, has been a director since December 1997. He was the co-founder, chairman and chief executive officer of the Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development and land banking. Mr. Oppel has over 17 years of experience in the homebuilding business.

Richard T. Burke, Sr., 63, was appointed as a director in September 2004. Mr. Burke is the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chairman and chief executive officer until 1988. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.

Introduction and Summary

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For our 2006 fiscal year, our named executive officers were:

•       Steven J. Hilton, our Chairman and Chief Executive Officer;

•       Larry W. Seay, our Executive Vice President and Chief Financial Officer;

•       C. Timothy White, our Executive Vice President, General Counsel and Secretary;

•       Sandra R.A. Karrmann, our Executive Vice President and Chief Human Resources Officer; and

•       Steven Davis, our Executive Vice President—National Homebuilding Operations.

John R. Landon, our former Co-Chairman and Co-Chief Executive Officer is also a named executive officer because he served in such capacities until mid-2006. This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred after the end of our 2006 fiscal year, including the award of bonuses related to 2006 performance, and the adoption of any new, or the modification of any existing, compensation programs.

The Executive Compensation Committee

The Executive Compensation Committee (the “Committee”) of Meritage’s Board of Directors (the “Board”) is currently comprised of three members of the Board, each of whom is designated to be “independent” under the Corporate Governance Standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The members of the Committee are Raymond Oppel (Chairman), Peter L. Ax and Gerald W. Haddock.  Generally the Committee Chairman is in charge of setting the Committee’s meetings and calendar, as well as the agenda of each meeting. For additional information regarding the Committee, please see “The Board and Board Committees” information contained under the heading “Corporate Governance Principles and Board Matters” in this proxy statement. In addition, we also refer you to the Executive Compensation Committee Report included in this proxy statement at page 43.

Significant Compensation Events in 2006 And Early 2007

As discussed in more detail in this CD&A section, John R. Landon, the Company’s former Co-Chairman and Co-CEO, resigned in May 2006. As provided for in the employment agreement between the Company and Mr. Landon, this action triggered the payment of significant severance benefits to Mr. Landon as well as the acceleration of certain of Mr. Landon’s outstanding stock option awards. In return for these benefits, Mr. Landon is obligated to comply with certain non-compete and non-solicitation covenants. At March 31, 2007, $1,666,668 of Mr. Landon’s severance payments is being held in escrow pending resolution of a dispute regarding his compliance with these non-compete covenants.

In addition, the Company amended and restated its employment and change of control agreements with Steven J. Hilton and Larry W. Seay, our CEO and CFO, respectively. The Company also entered into an employment agreement and change of control agreement with Sandra R.A. Karrmann, our Chief Human Resources Officer. Ms. Karrmann was hired in December 2005 and these agreements memorialize and confirm our compensation arrangements with her. In October 2006, we hired Steven Davis as our Executive Vice President—National Homebuilding Operations and entered into an employment agreement and change of control agreement with Mr. Davis at the time of his employment.

Overview

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders, while meeting the following core objectives:

•       Pay for Performance—A substantial portion of the total compensation for each NEO is intended to be variable and delivered on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each NEO’s employment agreement is first based upon an assessment of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer’s role in the attainment of the Company’s performance.

•       Stock Ownership—We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. Commencing in 2007, we have begun to award both stock options and restricted stock to our NEOs as we believe the use of restricted stock provides an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of both options and restricted stock are important retention tools and are widely used in our industry.

•       Recruiting and Retention—Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders in our industry. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.

Compensation Peer Group

We compete with homebuilding companies of various sizes for executive talent, and therefore the Committee generally reviews composite market data reflecting the market median compensation paid to similarly situated executives. While market data is an important factor considered by the Committee when setting compensation, it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on the performance of the Company and the executive, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As collectively determined by the Committee and Pearl Meyer & Partners, for 2006, our compensation peer group for benchmarking the CEO and CFO compensation consisted of the following companies:

Beazer Homes USA, Inc.	KB Home	Pulte Homes, Inc.
Brookfield Homes Corporation	Lennar Corporation	The Ryland Group, Inc.
Centex Corporation	M.D.C. Holdings, Inc.	Standard Pacific Corp.
Dominion Homes, Inc.	M/I Homes, Inc.	Technical Olympic USA, Inc.
D.R. Horton, Inc.	NVR, Inc.	Toll Brothers, Inc.
Hovnanian Enterprises, Inc.	Orleans Homebuilders, Inc.	WCI Communities, Inc.

In addition, we considered the CEO’s and CFO’s compensation when compared against the compensation of CEOs and CFOs across all industries for companies with annual revenues between $2.5 billion and $3.5 billion, which resulted in 135 companies for CEO data and 119 companies for CFO data. We also used market data and other available information for the benchmarking of our other NEOs.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan and to receive certain personal benefits, as described below.

Base Salary

The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs accounts for a relatively small portion of his or her overall compensation. As compared to our compensation peer group, we target our NEO salaries to be in the 40th - 60th percentile. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.

Annual Incentive Compensation

In accordance with the terms of each NEO’s employment agreement, each NEO is eligible for additional annual incentive compensation. As compared to our peer group, we target our NEO incentive compensation to be in the 60th - 75th percentile. The incentive compensation is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code to ensure the tax deductibility of incentive compensation paid to our named executive officers. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to an NEO in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m).

We believe investors within the public homebuilder industry look to several key financial metrics when valuing companies. These metrics include EBITDA, return on assets and return on equity. For our CEO and CFO, we have structured the cash incentive component of their compensation to result in the possible award of a percentage of EBITDA, as defined below. The level of the cash incentive award is based upon the Company’s financial performance compared to other public homebuilders in multiple metrics. If the Company compares favorably (e.g., the top half) in each metric (i.e., return on assets and return on equity), the executive is eligible for the maximum award, subject to formal Compensation Committee approval. Where the Company’s performance falls in the lower levels of the metric, the executive is entitled to a lower, or no, bonus, also subject to formal Compensation Committee approval.

For our other NEOs, we have structured the cash incentive component of the executive’s compensation to provide for a bonus generally based on the Company’s financial performance and the executive’s achievement of selected function area/individual performance goals.

In February 2006, the Committee approved the formulas to be used to compute the performance-based awards to each of the NEOs other than Mr. Davis, who did not become an executive officer until he joined the Company in mid-October 2006. The specific details of each NEO’s 2006 incentive compensation are further detailed in this proxy under the section “Compensation Discussion and Analysis—Employment Agreements”.

In January 2007, the Committee approved the calculation of our EBITDA for the full year 2006 and approved the payment of the annual incentive compensation to Messrs. Hilton, Seay and White, per the terms of their respective employment agreements. Following discussions with the CEO, the Committee assessed the contributions of Ms. Karrmann and determined her annual incentive compensation for 2006. Mr. Davis’ payment was also approved by the Committee in January 2007, as governed by his employment agreement.

Compensation Determinations and Relevant Factors

When determining the amount of bonus and incentive compensation to be paid for 2006, the Committee reviewed and considered the following information:

•       Feedback from the full Board of Directors (excluding the CEO) regarding the performance of the CEO for 2006;

•       Calculations from management regarding the calculation of EBITDA for 2006, which the Committee discussed with the CFO and which were reviewed by the Company’s Internal Audit Department;

•       The financial and stock performance of the Company, comparable public companies and other companies in our industry with which we compete, including the total relative stockholder return of our Company and our competitors; and

•       The recommendations of the CEO regarding the bonus and incentive compensation to be paid to each NEO for 2006, which the Committee discussed with the CEO.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The upside potential of these equity awards will not be realized by the NEOs unless our performance improves over the vesting period and/or the term of the awards. Stock options granted to our NEOs generally have a five-year pro-rata vesting schedule and a seven-year term. Commencing in 2007, we also awarded our NEOs restricted stock, which have a either a three-year pro-rata or cliff vesting schedule.

In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “Compensation Discussion and Analysis—Compensation Program and Payments—Security Ownership Requirements.”

The Committee believes that stock options and/or restricted stock awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their security ownership, helps to align the interests of management with our investors. Accordingly, competitive equity-based awards are provided for in the employment agreements with our NEOs. The Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of stock options, subjects the executives to downside risk from weak equity performance as compensation provided in the form of stock options will have no value if the market price of the Company’s stock is not in excess of the strike price of the stock options. The Company and the Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of stock options and restricted stock awards benefits the Company because these non-cash compensation awards do not require the use of the Company’s working capital. The Committee is mindful of the fact that stock options and restricted stock awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, the Company seeks to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, the Company’s working capital is minimally affected and the Company’s stockholders do not experience undue dilution.

Other Compensation

The Committee does not believe in the extensive use of perquisites as a component of executive compensation. Under the CEO’s new employment agreement, the Company eliminated all benefits relating to personal use of charter aircraft. The Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package vis-à-vis our peer companies. The types of perquisites we provide to our NEOs generally consists of car allowances, enhanced life and disability insurance and annual physicals.

Taxation Considerations

Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO named in this proxy statement. The $1 million limitation generally does not apply to compensation that is pursuant to a performance-based plan approved by stockholders. Our policy is to comply with the requirements of Section 162(m) and generally maintain deductibility for all executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

At the 2006 Annual Meeting of Stockholders, our stockholders approved the Meritage Homes Corporation 2006 Executive Management Incentive Plan (the “2006 Incentive Plan”). The purpose of the 2006 Incentive Plan is to provide for annual incentive awards to the Company’s key executives, including the NEOs, and it is the vehicle through which we pay our cash performance bonuses. The 2006 Incentive Plan is administered by the Committee and provides for cash awards payable to executives upon the attainment of certain predetermined performance goals for the Company. It is the Company’s intent that awards made pursuant to the 2006 Incentive Plan qualify as deductible compensation under Section 162(m) of the Code.

The current employment agreement for our CEO contemplates the payment of a base salary and benefits that will likely exceed the limitations provided for under Section 162(m). The Committee believes that the excess non-deductible amounts that will be paid to our CEO over the $1 million limitation will primarily be due to the value assigned to perquisites, and not due to the granting of additional awards to the NEO at the Committee’s discretion. It is expected that the 162(m) excess will be less than $250,000, resulting in a lost tax deduction that is not material.

Security Ownership Requirements

In 2006, we adopted security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of these directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with the following guidelines:

•       Directors, two times annual director fees (exclusive of committee fees);

•       CEO, four times base salary;

•       CFO, two times base salary;

•       General Counsel, two times base salary; and

•       Other executive officers, as required by the Board of Directors.

Our policy provides for a reasonable transition period such that each director and covered officer needs to comply with the guidelines by April 30, 2008. In the case of the appointment of a new officer or director, such person is expected to comply with the requirements within three years of the date of appointment. In order to enable our directors and officers to prudently manage their personal financial matters, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect the person’s compliance with the guidelines. For purposes of the security ownership requirement, stock options and restricted stock are not considered owned.

Stock Options and Other Equity-Based Awards

Meritage has traditionally granted stock options to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. Prior to 2006, the Company did not traditionally make other equity-based awards, such as restricted stock. At the 2006 Annual Meeting of Stockholders, the Company’s stockholders approved the Meritage Homes Corporation 2006 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan contemplates and allows for a variety of equity-based awards, including stock options, restricted stock, stock appreciation rights and other performance-based awards. Since the approval of the Stock Incentive Plan, the Company has made a limited number of restricted stock awards. Management and the Committee believe that in the future, the Company will expand the use of restricted stock awards as a means of providing incentive compensation and reduce the Company’s sole reliance on stock options, bringing it more in line with industry trends.

Prior to 2006, Meritage did not have a formal policy with respect to the timing of stock option awards, although the Company’s general practice was to make one main grant on an annual basis. This annual grant usually occurred during the first half of the year and generally covered awards to the existing directors, executive officers and other officers and employees selected to receive an award. It was also the practice of the Company to make awards during the year from time to time in situations involving newly hired executives and employees, or the promotion of existing executives or employees. In response to the new executive compensation disclosure rules adopted by the SEC and other well-publicized stock option dating concerns, the Board of Directors of Meritage in 2006 approved comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of the Company’s new policies:

•       All stock option grants, restricted stock awards and other equity based awards (“stock-based grants”) must be approved by the Committee.

•       All stock-based grants will be approved at formal meetings (including telephonic) of the Committee.

•       The date for determining the strike price and similar measurements will be the date of the meeting (or a date shortly after the meeting); or, in the case of an employee, director or consultant not yet hired, appointed or retained, respectively, the subsequent date of hire, appointment or retention, as the case may be.

•       The annual stock-based grant shall be approved at a regularly scheduled meeting of the Committee during the first part of the year, but after the annual earnings release. The Company believes that coordinating the main annual award grant after its annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about the Company.

•       The customary annual grant to executive officers and directors shall occur at the same time as the customary annual grant to other employees.

•       The Company shall not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or delay the grant of stock-based awards until after the announcement of materially unfavorable news.

•       The Committee will approve stock-based grants only for named persons specifically identified at the meeting by management.

Employment Agreements

The Company has entered into an employment agreement with the CEO and each NEO and the Committee has reviewed and approved the terms of each agreement. The key compensation elements within each agreement are discussed below. In addition to these compensation elements, these employment agreements also provide severance benefits to each executive upon certain termination events. These severance provisions are discussed later in this proxy statement under the heading “Compensation Discussion and Analysis—Potential Payments Upon Termination or Change-of-Control.”

Our CEO, CFO and former Co-CEO were compensated in 2006 pursuant to employment agreements that were entered into in 2003. Accordingly, the discussion below includes information about the previous employments agreements between the Company and each of the CEO, CFO and Co-CEO. We recently revised the employment arrangements for our CEO and CFO and entered into amended and restated employment agreements with our CEO and CFO. The Committee believes, however, that our stockholders should focus on the compensation structure contained in the amended and restated employment agreements because we believe it better reflects and captures the Committee’s current executive compensation philosophy that is described in this CD&A.

Steven J. Hilton, CEO

Previous Employment Agreement.   Mr. Hilton’s previous employment agreement provided for an annual base salary of $1,017,500 in 2006, an annual performance-based bonus, stock options and other benefits. In 2006, Mr. Hilton was entitled to a performance-based bonus if he met or exceeded certain defined performance criteria. The performance-based criteria approved by the Committee for Mr. Hilton for 2006 was a bonus equal to 0.825% of EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.825% of EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus was set at 0.5363% of EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. Mr. Hilton’s previous employment agreement provided for an annual grant of options to acquire 40,000 shares of Meritage common stock. These options vest over five years and the exercise price is equal to the fair market value on the date of grant. Mr. Hilton’s previous employment agreement also entitled Mr. Hilton to participate in fringe and other benefits that are regularly provided by Meritage to its senior management, such as health and long-term disability insurance and paid vacation. In addition, the agreement provided Mr. Hilton with payments to purchase additional life insurance coverage and disability insurance coverage, a supplemental savings plan enabling deferred compensation in excess of current 401(k) limitations, supplemental retirement benefits, and charter aircraft services and the use of a company car.

Amended and Restated Employment Agreement.   Effective January 1, 2007, the Company and Steven J. Hilton entered into an amended and restated employment agreement. The new employment agreement expires on December 31, 2008 and is subject to automatic one year renewal provisions, unless on or before September 15, 2007 (or September 15 of any renewal term), either Mr. Hilton or the Company notifies the other that it wishes to terminate the agreement. The new employment agreement provides Mr. Hilton with a base salary of $1,017,500 per year, which may be adjusted from time to time, provided that it may not be reduced without Mr. Hilton’s consent. The new employment agreement also provides that Mr. Hilton is entitled to reimbursement of reasonable and customary business expenses, payments to purchase a $5 million term life insurance policy, payments to purchase disability insurance providing for monthly benefit payments of approximately $20,000, participation in our Executive Supplemental Savings Plan (which enables deferred compensation in excess of 401(k) limitations), and use of a Company-provided automobile, all of which are consistent with the terms of his prior employment agreement. The agreement also eliminates Mr. Hilton’s benefits under the Company’s Supplemental Executive Retirement Benefits Program. Although Mr. Hilton’s amended and restated employment agreement provides that he is entitled to use of charter aircraft for business purposes, the Committee required removal of any benefits entitling Mr. Hilton to the personal use of charter aircraft.

The new employment agreement contemplates that Mr. Hilton will be provided long-term incentive compensation in 2007 through the grant of an option to acquire 90,000 shares of Meritage common stock at an exercise price equal to the closing price on the date of grant. This option shall have a seven year term and shall vest ratably over five years from the date of grant. In addition, Mr. Hilton will be granted 18,000 restricted shares in 2007. These shares will vest in equal increments over the three-year period beginning on the anniversary of the date of grant. After 2007, Mr. Hilton may receive equity-based awards in such amounts and forms as the Committee determines in its sole discretion. All options or other equity-based awards granted to Mr. Hilton will be made pursuant to the Company’s policies governing stock-based grants, as discussed elsewhere in this proxy statement.

Mr. Hilton’s amended and restated employment agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives. In 2007, Mr. Hilton is entitled to a bonus equal to 0.825% of EBITDA if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more, and an additional 0.825% of EBITDA if the Company’s return on equity is in the top half of these public homebuilders. If either measurement falls within the 33% to 49% percentile, the bonus shall be 0.5363% of EBITDA for the applicable measurement, and if either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement. Unlike Mr. Hilton’s previous agreement, his amended and restated employment agreement provides that the Committee has complete discretion to act reasonably to increase or reduce the amount of this bonus component (including reducing the bonus to zero) or provide separate supplemental awards, regardless if the Company meets the goals discussed above. The cash incentive bonus component shall be paid no later than March 15 of the following year, and it shall be paid pursuant to the 2006 Incentive Plan to the extent possible.

The Committee also required that Mr. Hilton’s amended and restated employment agreement include a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of Mr. Hilton’s willful misconduct or gross negligence.  The Company may recover any such claw-backs through an offset to future awards payable under the amended and restated employment agreement, or from Mr. Hilton directly. The agreement also includes non-compete and non-solicit covenants as well as a requirement for Mr. Hilton to provide post-termination consulting services to the Company at the Company’s request.

Larry W. Seay, Executive Vice President and Chief Financial Officer

Previous Employment Agreement.   Mr. Seay’s previous employment agreement provided for an annual base salary in 2006 of $303,877. In 2006, Mr. Seay was entitled to a performance-based bonus if the Company met or exceeded certain defined performance criteria. The performance-based criteria approved by the Committee for Mr. Seay for 2006 was a bonus equal to 0.20% of EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.20% of EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus was set at 0.130% of EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. Mr. Seay’s previous employment agreement provided for an annual grant of options to acquire 12,500 shares of Meritage common stock. These options vest over five years and the exercise price is equal to the fair market value on the date of grant. Mr. Seay’s previous employment agreement also entitled Mr. Seay to participate in fringe and other benefits that are regularly provided by Meritage to its senior management, such as health and long-term disability insurance and paid vacation. In addition, the agreement provided Mr. Seay with a $1,200 monthly automobile allowance.

Amended and Restated Employment Agreement.   Effective January 1, 2007, the Company and Larry W. Seay entered into an amended and restated employment agreement. The new employment agreement expires on December 31, 2008 and is subject to automatic one year renewal provisions, unless on or before September 15, 2007 (or September 15 of any renewal term), either Mr. Seay or the Company notifies the other that it wishes to terminate the agreement. The new employment agreement provides Mr. Seay with a base salary of $450,000 per year, which may be adjusted from time to time, provided that it may not be reduced without Mr. Seay’s consent. The new employment agreement also provides that Mr. Seay is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance and an annual benefit of up to $20,000 to provide Mr. Seay with a $3 million term life insurance policy, consistent with the Company’s practice for other NEOs.

The new employment agreement contemplates that Mr. Seay will be provided long-term incentive compensation in 2007 through the grant of an option to acquire 36,667 shares of Meritage common stock at an exercise price equal to the closing price on the date of grant. This option shall have a seven year term and shall vest ratably over five years from the date of grant. In addition, Mr. Seay will be granted 7,333 restricted shares in 2007. These shares will vest in equal increments over the three-year period beginning on the anniversary of the date of grant. After 2007, Mr. Seay may receive equity-based awards in such amounts and forms as the Board of Directors determines in its sole discretion. All options or other equity-based awards granted to Mr. Seay will be made pursuant to the Company’s policies governing stock-based grants, as discussed elsewhere in this proxy statement.

Mr. Seay’s amended and restated employment agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives. In 2007, Mr. Seay is entitled to a bonus equal to 0.20% of EBITDA is the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more, and an additional 0.20% of EBITDA if the Company’s return on equity is in the top half of these public homebuilders. If either measurement falls within the 33% to 49% percentile, the bonus shall be 0.13% of EBITDA for the applicable measurement, and if either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement. Unlike Mr. Seay’s prior agreement, his amended and restated employment agreement provides that the Committee has complete discretion to act reasonably to increase or reduce the amount of this bonus component (including reducing the bonus to zero) or provide separate supplemental awards, regardless if the Company meets the goals discussed above. The cash incentive bonus component shall be paid no later than March 15 of the following year, and it shall be paid pursuant to the 2006 Incentive Plan to the extent possible.

The Committee also required that Mr. Seay’s amended and restated employment agreement include a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of Mr. Seay’s willful misconduct or gross negligence. The Company may recover any such claw-backs through an offset to future awards payable under the amended and restated employment agreement, or from Mr. Seay directly. The agreement also includes non-compete and non-solicit covenants as well as a requirement for Mr. Seay to provide post-termination consulting services to the Company at the Company’s request.

C. Timothy White, Executive Vice President, General Counsel and Secretary

The Company has an employment agreement with C. Timothy White that expires on December 31, 2007, subject to automatic one year renewal options. The agreement provides for a base salary of $500,000 with an increase of 5% on January 1, 2007 and January 1 of any renewal term. Mr. White is entitled to an annual cash incentive bonus for 2006 and 2007 equal to 0.1125% of EBITDA. Mr. White’s employment agreement also contemplates that he will receive an annual option grant to acquire 15,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. In addition, Mr. White is entitled to a $1,200 per month automobile allowance and $3 million of term life insurance coverage and other Executive benefits as regularly provided by the Company to its senior management.

Sandra R.A. Karrmann, Executive Vice President and Chief Human Resources Officer

In September 2006, the Company entered into an employment agreement with Sandra R.A. Karrmann. This agreement, which modified and confirmed the terms of her employment letter agreement entered into in December 2005 at the time of Ms. Karrmann’s employment, has a two year term and it expires on September 26, 2008, subject to automatic one year renewal options. The agreement provides for a base salary of $311,300 with an increase of 5% on January 1, 2007 and January 1 of any renewal term. Ms. Karrmann is entitled to a cash incentive bonus for 2006 of between $150,000 and $200,000, based on the Company meeting its business plan performance objectives, as established by the Board, the successful implementation of human resource systems and organization and Ms. Karrmann’s meeting of objective and subjective criteria in recruiting, training and employee retention. For 2007 and forward, the performance criteria will be set based on the mutual agreement of Ms. Karrmann and the Company’s CEO, subject to approval by the Committee. Ms. Karrmann’s employment agreement also contemplates that she will receive an annual option grant to acquire 15,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. In addition, Ms. Karrmann is entitled to a $1,500 per month automobile allowance, $3 million of term life insurance coverage and a Company-paid annual physical at a first class facility.

Steven M. Davis, Executive Vice President—National Homebuilding Operations

In October 2006, the Company entered into an employment agreement with Steven M. Davis. This agreement has a two-year term and expires on October 16, 2008, subject to automatic one-year renewal options. The agreement provides for a base salary of $400,000 with an increase of 5% on November 1, 2007 and November 1 of any renewal term. Mr. Davis is entitled to a bonus in 2006 of $400,000, subject to full or partial repayment if Mr. Davis is terminated prior to September 16, 2009. For 2007 and forward, Mr. Davis is entitled to a performance-based incentive bonus, which is targeted to be between 0.25% and 0.33% of EBITDA. The payout range will be based on Mr. Davis’ achievement of specific goals to be mutually agreed upon between Mr. Davis and the Company’s CEO, subject to approval by the Committee. Mr. Davis’ employment agreement also contemplates that he will receive an annual option grant to acquire 15,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. In addition, Mr. Davis is entitled to a $1,250 per month automobile allowance and a Company-paid annual physical at a first class facility.

John R. Landon, Former Co-CEO

In 2003, the Company entered into an employment agreement with John R. Landon, our former Co-CEO. The compensation terms and conditions contained in Mr. Landon’s employment agreement were substantially identical to the terms and conditions contained in the Mr. Hilton’s previous employment agreement, which is discussed above. Mr. Landon resigned in May 2006. During 2006 through the date of Mr. Landon’s resignation of employment, Mr. Landon was compensated pursuant to his employment agreement, which during 2006 provided for an annual base salary of $1,017,500. As a result of his resignation, Mr. Landon was entitled, pursuant to the terms of his employment agreement, to certain severance benefits and the acceleration of certain of his outstanding options to acquire Meritage common stock. These benefits are discussed in more detail below under the heading “Compensation Discussion and Analysis—Discussion of 2006 CEO and NEO Compensation—Former Co-CEO Compensation.”

Discussion of 2006 CEO and NEO Compensation

Following is a discussion of the compensation paid in 2006 to the Company’s CEO and NEOs. The cash incentive performance-based bonus component for our CEO, CFO and General Counsel is based on percentage of “EBITDA.”  For purposes of determining the cash incentive performance-based bonuses for our executive officers discussed below, the Committee has defined EBITDA as earnings before interest

(comprised of interest expense and interest amortized to cost of sales), income taxes, depreciation, amortization and non-recurring financing charges. The Committee believes that EBITDA is an appropriate measure for measuring financial performance because EBITDA is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and the Committee believes it is a financial measure widely used by investors and analysts in the homebuilding industry. Thus, the Committee believes that motivating management to achieve high levels of EBITDA aligns management’s interest with the interest of our stockholders.

CEO Compensation

Meritage’s CEO, Steven J. Hilton, was compensated in 2006 pursuant to the terms of his previous employment agreement. This employment agreement provided for a base salary, a bonus based on company performance, stock options, and other customary executive benefits. Under this agreement, a substantial portion of Mr. Hilton’s compensation was performance-based to align his goals and efforts with the interests of our stockholders.

Salary.   Mr. Hilton was paid a base salary of $1,017,500 in 2006.

Options.   Consistent with the terms of his previous employment agreement, in 2006 Mr. Hilton was granted options to acquire 40,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant.  The Committee approved an additional option grant in 2006 to Mr. Hilton of 10,000 shares of our common stock based on the outperformance of the Company relative to other homebuilders in our peer group for 2005.  The exercise price was also the closing price of our common stock on the date of grant.

Performance-Based Bonus.   For 2006, the Committee approved a performance-based bonus for Mr. Hilton based on the parameters and formula reflected in his employment agreement and the 2006 Incentive Plan.

During 2006, Meritage’s return on assets and return on equity were each in the top half of our homebuilder peer group for 2006 and, based on Mr. Hilton’s employment agreement, which is discussed above, Mr. Hilton qualified for and was paid the maximum performance-based award, of $7,296,282.

Other Benefits.   The Company also provided to Mr. Hilton other benefits consistent with our normal executive employment arrangements and his previous employment agreement.  These benefits are detailed in the All Other Compensation Table included in this proxy and in 2006 totaled less than $230,000.

Former Co-CEO Compensation

In May 2006, John R. Landon, our former Co-Chairman and Co-CEO, resigned.  Prior to the resignation of his employment Mr. Landon was compensated pursuant to the terms of his employment agreement, which provided for a base salary of $1,017,500, of which Mr. Landon received $601,992 for his services from January 1, 2006 through his date of resignation (including the payout of accrued vacation time).  As a result of this resignation, the Company is obligated to make certain payments to Mr. Landon (assuming his compliance with the non-compete and non-solicitation covenants contained in his employment agreement).  Under the terms of his employment agreement, Mr. Landon is entitled to a severance payment of $10,000,000 payable monthly over a period of 24 months.  For financial reporting and SEC reporting purposes, the entire amount of this severance payment was accrued during 2006 and is reflected in the Summary Compensation Table included in this proxy statement.  During 2006, the Company paid to Mr. Landon $2,719,243 of this amount.  At March 31, 2007, $1,666,668 of Mr. Landon’s severance payments is being held in escrow pending resolution of a dispute regarding his compliance with the non-compete covenants contained in his employment agreement.

Pursuant to the terms of his employment agreement, certain of Mr. Landon’s outstanding stock options vested and became immediately exercisable on the effective date of the resignation of his employment.  The Summary Compensation Table includes compensation for Mr. Landon of $2,326,023 resulting from the acceleration of options to acquire 104,000 shares of our common stock.

In addition, subsequent to the resignation of Mr. Landon, Mr. Landon remained a director of Meritage for approximately one month.  During the period, he was entitled to and received a grant to acquire 5,000 shares of Meritage common stock.  This grant is consistent with the grant received by our other non-employee directors and is reflected in the Summary Compensation Table included in this proxy statement.

The Company also provided to Mr. Landon other benefits prior to his date of resignation consistent with our normal executive employment arrangements and his existing employment agreement and subsequent to his resignation date in accordance with his severance agreement. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2006 totaled less than $170,000.

Other NEO Compensation

Following is a discussion of compensation paid during 2006 to the other NEOs named in this proxy statement.

Larry W. Seay, Executive Vice President and Chief Financial Officer.   Mr. Seay was compensated in 2006 pursuant to the terms of his previous employment agreement.  This employment agreement provided for a base salary, a bonus based on company performance, stock options, and other customary executive benefits.  Under this agreement, a substantial portion of Mr. Seay’s compensation was performance-based to align his goals and efforts with the interests of our stockholders.

Salary.   Mr. Seay was paid a base salary of $303,877 in 2006.

Options.   Consistent with the terms of his previous employment agreement, in 2006 Mr. Seay was granted options to acquire 12,500 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. The Committee approved an additional option grant in 2006 to Mr. Seay of 7,500 shares of our common stock based on the outperformance of the Company relative to other homebuilders in our peer group for 2005.

Performance-Based Bonus.   For 2006, the Committee approved a performance-based bonus for Mr. Seay based on the parameters and formula reflected in his employment agreement and the 2006 Incentive Plan.

During 2006, Meritage’s return on assets and return on equity were each in the top half of our homebuilder peer group and, based on Mr. Seay’s employment agreement, which is discussed above, Mr. Seay qualified for and was paid the maximum performance-based award, of $1,768,796.

Other Benefits.   We also provided to Mr. Seay other benefits consistent with our normal executive employment arrangements and his previous employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy and in 2006 totaled less than $45,000.

C. Timothy White, Executive Vice President, General Counsel and Secretary.   Mr. White was compensated in 2006 pursuant to the terms of his employment agreement. This employment agreement provided for a base salary, a bonus based on company performance, stock options and other customary executive benefits. Under this agreement, a portion of Mr. White’s compensation was performance-based to align his goals and efforts with the interests of our stockholders.

Salary.   Mr. White was paid a base salary of $500,000 in 2006.

Options.   Under his employment agreement, in 2006 Mr. White was granted options to acquire 15,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant.

Performance-Based Bonus.   For 2006, the Committee approved a performance-based bonus for Mr. White based on the parameters and formula reflected in his employment agreement and the 2006 Incentive Plan. In determining the award to be made under the 2006 Incentive Plan, the Committee can design bonus programs based on a variety of performance criteria. For 2006, the Committee approved a bonus award program for Mr. White equal to 0.1125% of EBITDA, which translated to a bonus of $597,474.

Other Benefits.   The Company also provided to Mr. White other benefits consistent with our normal executive employment arrangements and his existing employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy and in 2006 totaled less than $40,000.

Sandra R.A. Karrmann, Executive Vice President and Chief Human Resources Officer.   Ms. Karrmann was compensated during 2006 pursuant to the terms of her employment letter agreement, as modified and confirmed by her employment agreement entered into later in the year. These agreements provided for a base salary, a bonus based on the achievement of specified goals, a hiring bonus, stock options and other customary executive benefits. Under these agreements, a significant portion of Ms. Karrmann’s compensation was performance-based to align her goals and efforts with the interests of our stockholders.

Salary.   Ms. Karrmann was paid a base salary of $303,296 in 2006.

Options.   Under her employment agreement, in 2006 Ms. Karrmann was granted options to acquire 10,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant.

Performance-Based Bonus.   For 2006, the Committee approved a performance-based bonus for Ms. Karrmann in the $150,000 to $200,000 range, based on the parameters and formula reflected in her employment letter agreement, as modified and confirmed by her employment agreement. The Committee reviewed the results of the performance criteria and approved a cash performance bonus for Ms. Karrmann of $250,000.

Hiring Bonus.   Pursuant to the terms of her employment letter agreement, the Company paid to Ms. Karrmann the 2006 installment of her hiring bonus. The amount of this payment was $125,000. An additional $32,000 signing bonus was earned in 2006 and paid in 2007.

Other Benefits.   The Company also provided to Ms. Karrmann other benefits consistent with our normal executive employment arrangements and her employment agreements. These benefits are detailed in the All Other Compensation Table included in this proxy and in 2006 totaled less than $40,000.

The terms of Ms. Karrmann’s employment agreement were approved by the Committee. In reviewing and approving these terms, the Committee considered significantly the input of the Company’s CEO. The Committee believes the compensation structure and level of compensation provided for by Ms. Karrmann’s employment agreement are consistent with the Company’s overall compensation philosophy. For example, Ms. Karrmann’s compensation includes a base salary, stock option award and cash incentive performance bonus. The performance criteria relating to the incentive performance bonus were agreed to between our CEO and Ms. Karrmann and were approved by the Committee.

Steven M. Davis, Executive Vice President—National Homebuilding Operations.   In October 2006 we hired Steven M. Davis as our Executive Vice President—National Homebuilding Operations. In connection with the hiring of Mr. Davis, the Committee approved the terms of the employment agreement and change of control agreement that were entered into between the Company and Mr. Davis effective on his date of hire.

For 2006, Mr. Davis was compensated pursuant to the terms of his employment agreement, which provided for an annual base salary of $400,000. In addition, Mr. Davis was eligible for $400,000 bonus, provided he was employed by the Company on December 31, 2006, which he was. Accordingly, Mr. Davis was paid a bonus of $400,000. Mr. Davis was also granted on his date of hire (1) an option to acquire 15,000 shares of our common stock at an exercise price equal to the closing price of our common stock on that date and (2) a grant of 25,000 shares of restricted stock.

In approving the compensation structure and amounts for Mr. Davis, the Committee considered significantly the input of the Company’s CEO. The Committee believes that the level of Mr. Davis’ compensation is commensurate with persons holding similar positions at other public homebuilding companies. In addition, Mr. Davis was employed by another large public homebuilder at the time of our negotiations with him and the Committee and management believed that the package offered to Mr. Davis needed to provide valuable financial incentives for him to consider joining Meritage. The Committee and management consider the $400,000 bonus paid to Mr. Davis in 2006 substantively a hiring bonus that was necessary to secure his employment. The terms of Mr. Davis’ employment agreement provide for this bonus to be repaid to the Company in full if Mr. Davis is not employed on September 16, 2007 as the result of his voluntary termination, termination by the Company with cause, or death. If Mr. Davis voluntarily resigns, dies or is terminated by the Company for cause after September 16, 2007 but before September 16, 2008, he must repay $266,666 of the bonus and if his employment is terminated for these reasons on or after September 16, 2008 but before September 16, 2009, he must repay $133,333 of the bonus.

Other Benefits.   The Company also provided to Mr. Davis other benefits consistent with our normal executive employment arrangements and his employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy and in 2006 totaled less than $10,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(8)	Total ($)
Steven J Hilton, Chairman and CEO(1)	2006	1,017,500	—	—	1,196,481	7,296,282	—		229,942	9,740,205
Larry W. Seay, EVP and CFO(2)	2006	303,877	—	10,449	451,734	1,768,796	3,574	(7)	40,137	2,578,567
C. Timothy White, EVP, General Counsel and Secretary	2006	500,000	—	—	290,596	597,474	—		36,768	1,424,838
Sandra R.A. Karrmann, EVP and Chief Human Resources Officer(3)	2006	303,296	157,000	—	111,324	250,000	—		38,526	860,146
Steven M. Davis, EVP—National Homebuilding Operations(4)	2006	83,333	400,000	27,624	13,903	—	—		5,524	530,384
John R. Landon, Former Co-Chairman and Co--CEO(5)	2006	601,992	—	—	2,487,943	—	—		10,165,319	13,255,254

(1)                All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a director.

(2)                The $10,449 of stock awarded to Mr. Seay was pursuant to our Company-wide longevity award program available to all employees.

(3)                Bonus represents a sign-on bonus of $157,000, of which $125,000 was paid in 2006 and $32,000 was paid in 2007.

(4)                The non-vested shares (restricted stock) grant to Mr. Davis had a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment (“SFAS No. 123R”). The salary for Mr. Davis reflects payment from the start of his employment on October 16, 2006 through the end of the year.

(5)                Mr. Landon’s compensation includes the following: base salary through May 17, 2006, his final date of employment, in accordance with his existing employment agreement; option award costs for both the SFAS No. 123R costs through Mr. Landon’s final date of employment as well as the costs associated with the acceleration of certain of his options as contemplated in Mr. Landon’s existing employment and settlement agreements; and other compensation as discussed in the All Other Compensation Table below.

(6)                See Note 9 “Incentive Awards and Retirement Plan” of our consolidated financial statements included in our 2006 Annual Report on Form 10-K for a discussion of the Black-Scholes assumptions used for computing the fair value of options granted.

(7)                Amount represents above-market earnings on deferred compensation that is not tax-qualified. See Non-qualified Deferred Compensation table below for more detail on Mr. Seay’s deferred compensation earnings.

(8)                See following table for more detail:

All Other Compensation Table

Name and Principal Position	Health and Insurance Premiums ($)(1)	401(k) Match	Car Allowance	Plane Travel(2)	Other(3)	All Other Compensation($)
Steven J Hilton, Chairman and CEO	29,505	5,280	17,835	162,214	15,108	229,942
Larry W. Seay, EVP and CFO	7,555	5,280	14,400	—	12,902	40,137
C. Timothy White, EVP, General Counsel and Secretary	19,268	—	14,400	—	3,100	36,768
Sandra R.A. Karrmann, EVP and Chief Human Resources Officer	16,314	3,396	18,000	—	816	38,526
Steven M. Davis, EVP—National Homebuilding Operations	1,399	—	3,125	—	1,000	5,524
John R. Landon, Former Co-Chairman and Co-CEO	16,796	5,280	8,700	133,458	10,001,085	10,165,319

(1)               Includes: (i) Employer portion of benefits provided to all employees, (ii) payment of employee portion of benefits for Ms. Karrmann through September 2006 and Mr. Landon through his resignation date, (iii) COBRA payments made on behalf of Mr. Landon from his resignation date through December 31, 2006 and (iv) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.

(2)               In accordance with Mr. Hilton’s and Mr. Landon’s employment agreements in effect during 2006, they were granted the right to personal use of a chartered aircraft for a pre-determined number of annual flight hours. The amounts in the table above reflect these travel benefits, which were computed as out-of-pocket costs paid to the respective aircraft charter companies for these personal-use flights. The balance also reflects any tax gross-up paid to Mr. Hilton and Mr. Landon in connection with the taxable income associated with these flights. As noted elsewhere in this proxy, the right to personal use of a charter aircraft was not a component of Mr. Hilton’s amended and restated employment agreement.

(3)               Other includes: (i) Spousal travel of $14,108, $3,524, $2,100, $816, $1,000 and $1,085 for Mr. Hilton, Mr. Seay, Mr. White, Ms. Karrmann, Mr. Davis and Mr. Landon, respectively. Spousal travel is determined as either the actual ticket price for all commercial airline travel or the equivalent of a first-class comparable ticket on a major air travel carrier for private plane travel. If spousal travel income was grossed-up to reflect the tax consequence for the NEO (as determined on a case-by-case basis), such gross-up is included in these amounts; (ii) $8,378 of income gross-up for tax consequences of the stock award for Mr. Seay; and (iii) $1,000 gift certificate to each of Messrs Hilton, Seay and White; and (iv) $10,000,000 of severance benefits for Mr. Landon in accordance with his severance agreement, $2,719,243 of which were paid in 2006. As of March 31, 2007, $1,666,668 of Mr. Landon’s severance payments is being held in escrow pending resolution of a dispute regarding his compliance with the non-compete and non-solicitation covenants contained in his employment agreement.

Grant of Plan-Based Awards

		Committee		Estimated Future Payout(s) Under Non-Equity Incentive Plan Awards						All other Stock Awards: Number of Shares of	All other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date		Threshold ($)		Target ($)		Maximum ($)		Stock or Units ($)	Underlying Options (#)	Awards ($/sh)	Awards ($)(5)
Steven J Hilton, Chairman and CEO	6/2/06	6/1/06	(1)	—	(6)	—	(6)	—	(6)	—	50,000	54.01	1,251,500
Larry W. Seay, EVP and CFO	12/15/06	N/A	(2)	—	(7)	—	(7)	—	(7)	222	—	—	10,449
	6/2/06	6/1/06	(1)	—		—		—		—	20,000	54.01	500,600
C. Timothy White, EVP, General Counsel and Secretary	6/2/06	6/1/06	(1)	—	(8)	—	(8)	—	(8)	—	15,000	54.01	375,450
Sandra R.A. Karrmann, EVP and Chief Human Resources Officer	6/2/06	6/1/ 06	(1)	150,000		—		250,000		—	10,000	54.01	250,300
Steven M. Davis, EVP—National Homebuilding Operations	10/16/06	9/26/06	(3)							25,000	—	—	1,180,500
	10/16/06	9/26/06	(3)	—		—		—		—	15,000	47.22	330,450
John R. Landon, Former Co-Chairman and Co-CEO	6/2/06	6/1/06	(4)	—	(9)	—	(9)	—	(9)	—	5,000	54.01	125,150

(1)                The Compensation Committee approved the Company’s annual grant on June 1, 2006, effective as of June 2, 2006. The grants noted in the table above were included as part of the annual grant, but in accordance with the respective NEO’s existing employment agreement. In the cases of Mr. Hilton and Mr. Seay, an additional grant of 10,000 and 7,500 options, respectively, was made in excess of the options contemplated per their respective employment contracts. See “Discussion of 2006 CEO and NEO Compensation” in this proxy for further discussion of the excess grants.

(2)                The award was in accordance with a Company-wide longevity award program available to all employees. No Compensation Committee approval was required for the purchase of existing shares on the open market and the subsequent delivery of those shares to the award recipients because the award was made pursuant to an existing plan upon satisfaction of longevity requirements.

(3)                The Compensation Committee approved the grants to Mr. Davis on September 26, 2006, effective as of his hire date, October 16, 2006.

(4)                The grant was awarded to Mr. Landon in his capacity as a director. The options were forfeited in June 2006 when Mr. Landon resigned as a member of the Board.

(5)                Fair value is computed as the Black-Scholes option value calculated in accordance with the provisions of SFAS No. 123R multiplied by the number of options/restricted stock granted for all grants, except for the grant of stock to Mr. Seay as discussed in footnote 2 above. The fair value of Mr. Seay’s shares was computed based on the purchase price of such shares on the open market. See Note 9 “Incentive Awards and Retirement Plan” of our consolidated financial statements included in our 2006 Annual Report on Form 10-K for a discussion of the Black-Scholes assumptions used for computing the fair value of options granted.

(6)                As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Employment Agreements—Steven J. Hilton, CEO”, pursuant to the terms of his previous employment agreement, Mr. Hilton is entitled to a performance-based bonus equal to 0.825% of EBITDA if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.825% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus is 0.5363% of EBITDA for the applicable measurement. And, if either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. The Executive Compensation Committee approved these parameters for 2006 on February 15, 2006. There is no target award and there is no dollar maximum bonus that can be earned. As discussed above under the heading “Compensation Discussion and Analysis—Discussion of CEO and NEO Compensation—CEO Compensation,” the Company’s return on assets and return on equity was in the top half of our homebuilder peer group and, accordingly, Mr. Hilton qualified for and was paid the maximum performance-based award. This amount ($7,296,282) is reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(7)                As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Employment Agreements—Larry W. Seay, Executive Vice President and Chief Financial Officer”, pursuant to the terms of his previous employment agreement, Mr. Seay is entitled to a performance-based bonus equal to 0.20% of EBITDA if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.20% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus is 0.13% of EBITDA for the applicable measurement. And, if either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. The Executive Compensation Committee approved these parameters for 2006 on February 15, 2006. There is no target award and there is no dollar maximum bonus that can be earned. As discussed above under the heading “Compensation Discussion and Analysis—Discussion of CEO and NEO Compensation—Other NEO Compensation—Larry W. Seay, Executive Vice President and Chief Financial Officer,” the Company’s return on assets and return on equity was in the top half of our homebuilder peer group and, accordingly, Mr. Seay qualified for and was paid the maximum performance-based award. This amount ($1,768,796) is reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(8)                As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Employment Agreements—C. Timothy White—Executive Vice President, General Counsel and Secretary”, pursuant to the terms of his employment agreement, Mr. White is entitled to a performance-based bonus equal to 0.1125% of EBITDA. The Executive Compensation Committee approved these parameters for 2006 on February 15, 2006. There is no target award and there is no dollar maximum bonus that can be earned. In 2006, Mr. White earned a performance-based bonus of $597,474, which is reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(9)                Pursuant to the terms of his employment agreement, John R. Landon was entitled to a performance-based bonus equal to 0.825% of EBITDA if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.825% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus is 0.5363% of EBITDA for the applicable measurement. And, if either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement. The Executive Compensation Committee approved these parameters for 2006 on February 15, 2006. There is no target award and there is no dollar maximum bonus that can be earned. Mr. Landon’s employment with the Company ended in May 2006 and, accordingly, Mr. Landon was not entitled to any performance-based bonus for 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Options Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)
Steven J Hilton,	75,290	—	19.30	6/11/09		—		—
Chairman and	4,710	—	21.23	6/11/07		—		—
CEO	48,000	26,320	16.00	3/12/10	(1)	—		—
	—	5,680	17.60	3/12/08		—		—
	32,000	48,000	31.31	5/12/11	(2)	—		—
	10,000	40,000	58.62	3/22/12	(3)	—		—
	—	50,000	54.01	6/1/13	(4)	—		—
Larry W. Seay,	40,484	—	7.22	3/13/08		—		—
EVP and CFO	24,000	6,000	19.30	6/11/09	(5)	—		—
	18,000	12,000	16.00	3/12/10	(1)	—		—
	12,000	18,000	31.31	5/12/11	(2)	—		—
	4,000	16,000	58.62	3/22/12	(3)	—		—
	—	20,000	54.01	6/1/13	(4)	—		—
C. Timothy White ,	20,000	—	7.22	3/13/08		—		—
EVP, General	5,000	—	19.30	6/11/09		—		—
Counsel and	5,000	—	16.00	3/12/10		—		—
Secretary	10,000	—	31.31	5/12/11		—		—
	2,500	2,500	58.62	3/22/12	(3)	—		—
	3,000	12,000	74.30	8/28/12	(6)	—		—
	—	15,000	54.01	6/1/13	(4)	—		—
Sandra R.A. Karrmann,	2,000	8,000	67.49	12/4/12	(7)	—		—
EVP and Chief Human Resources Officer	—	10,000	54.01	6/1/13	(4)	—		—
Steven M. Davis,	—	15,000	47.22	10/15/13	(8)	—		—
EVP—National Homebuilding Operations	—	—	—			25,000	(9)	$1,193,000
John R. Landon, Former Co-Chairman and Co-CEO	—	—	—			—		—

(1)          Mr. Hilton’s remaining unvested options vest 16,000 on March 13, 2007 and 10,320 on June 13, 2007. Mr. Seay’s remaining unvested options vest in equal increments on March 13, 2007 and 2008.

(2)          Remaining unvested options vest in equal increments on May 13, 2007, 2008 and 2009.

(3)          Mr. Hilton’s and Mr. Seay’s remaining unvested options vest in equal increments on March 23, 2007, 2008, 2009 and 2010. Mr. White’s remaining unvested options vest on March 23, 2007.

(4)          Remaining unvested options vest in equal increments on June 2, 2007, 2008, 2009, 2010 and 2011.

(5)          Remaining unvested options vest on June 12, 2007.

(6)          Remaining unvested options vest in equal increments on August 29, 2007, 2008, 2009 and 2010.

(7)          Remaining unvested option vest in equal increments on December 5, 2007, 2008, 2009 and 2010.

(8)          Remaining unvested options vest in equal increments on October 16, 2007, 2008, 2009, 2010 and 2011.

(9)          Remaining unvested shares vest in equal increments on October 16, 2009, 2010 and 2011. Fair value is determined using the closing price of our common stock on December 29, 2006 of $47.72.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Steven J Hilton, Chairman and CEO	96,000	4,014,220	—		—
Larry W. Seay—EVP and CFO	—	—	222	(1)	10,449	(1)
C. Timothy White—EVP, General Counsel and Secretary	22,500	1,306,403	—		—
Sandra R.A. Karrmann—EVP, Chief Human Resources Officer	—	—	—		—
Steven M. Davis—EVP—National Homebuilding Operations	—	—	—		—
John R. Landon—Former Co-Chairman and Co-CEO	388,000	15,469,332	—		—

(1)          The $10,449 of stock awarded to Mr. Seay was pursuant to our Company-wide longevity award program available to all employees.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregated Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Steven J Hilton, Chairman and CEO	—	—	—		—		—
Larry W. Seay—EVP and CFO	—	—	4,533	(1)(3)	56,339	(1)	—
	—	—	4,390	(2)(3)	—		54,563	(2)
C. Timothy White—EVP, General Counsel and Secretary	—	—	—		—		—
Sandra R.A. Karrmann—EVP, Chief Human Resources Officer	—	—	—		—		—
Steven M. Davis—EVP—National Homebuilding Operations	—	—	—		—		—
John R. Landon—Former Co-Chairman and Co-CEO	—	—	—		—		—

(1)          The original amount of this award ($46,000) was reported as compensation to Mr. Seay in 2003. In 2007, Mr. Seay was paid the full balance of his Deferred Bonus Agreement—2003 Award Year. Mr. Seay became fully vested in such amounts on December 31, 2006.

(2)          The original amount of this award ($47,000) was reported as compensation to Mr. Seay in 2004. If Mr. Seay continues to be employed on and through December 31, 2007, he will be fully vested in such amounts and will receive payment in full of his amount in early 2008.

(3)          Interest accrues on the aggregate deferred balance annually and is computed as the prime rate reported as of the first day of the year plus 150 basis points.

Potential Payments upon Termination or Change-of-Control

Summary

We have entered into an employment agreement and change of control agreement with our CEO and each of our other NEOs. Under the terms of these agreements, our CEO and other NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options and restricted shares.

Following is a summary of the severance provisions contained in the employment agreements and change of control agreements between the Company and its NEOs. The table includes an estimate of the benefits that would accrue for each executive if the triggering event occurred on December 31, 2006 and is based on each executive’s compensation on that date. The descriptions provided with respect to Steven J. Hilton and Larry W. Seay are based on their amended and restated employment agreements and amended and restated change of control agreements.

Information is not included for John R. Landon, our former Co-CEO because Mr. Landon’s severance benefits were triggered on his effective date of resignation (in May 2006) and are included in the Summary Compensation Table above.

NEO	Triggering Events(1)	Payments/Benefits	Payment Terms	Material Conditions	Potential Value of Benefits(2)
Steven J. Hilton, Chairman and CEO	Voluntary resignation by the executive without good reason	In the case of voluntary resignation without good reason, Mr. Hilton will be entitled to (i) his base salary through the date of termination, (ii) reimbursement of COBRA premiums, and (iii) a severance payment equal to $5 million.	The severance payment will be paid over a period of one year following termination, except that 1. In the event of a termination resulting from a change of control, the severance payment will be paid in one lump sum within 30 days of termination subject to 409A requirements. 2. The pro rata bonus to be paid upon a termination by the Company without cause will be paid as set forth in the employment agreement (after year end). 3. The severance payment to be paid upon a resignation without good reason will be paid over a period of two years.	Mr. Hilton is obligated to provide reasonable consulting services to the Company for a period of two years following termination. In addition, Mr. Hilton must comply with extensive non-compete non-solicitation covenants for a period of two years following termination.	$5,066,298
	Voluntary resignation by the executive with good reason	In the case of voluntary resignation with good reason, Mr. Hilton will be entitled to (i) his base salary through the date of termination, (ii) reimbursement of COBRA premiums, and (iii) a severance payment equal to (1) two times Mr. Hilton’s base salary on the date of termination and (2) the actual bonuses earned by Mr. Hilton in the two years prior to his termination (provided such severance payment shall not be less than $5 million nor more than $10 million).			$12,101,298
	Termination by the Company without cause

In the case of termination by the Company without cause, Mr. Hilton will be entitled to (i) his base salary through the date of termination, (ii) reimbursement of COBRA premiums, (iii) acceleration and vesting of all outstanding stock options and restricted stock awards granted after January 1, 2007, (iv) a severance payment equal to (1) two times Mr. Hilton’s base salary on the date of termination and (2) the actual bonuses earned by Mr. Hilton in the two years prior to his termination (provided such severance payment shall not be less than $5 million nor more than $10 million), and (v) if the termination occurs during the final three months of the fiscal year, a pro rata bonus for that year based on the bonus criteria then in effect.

					$20,185,260
	Death or disability	In the case of a termination due to death or disability, Mr. Hilton (or his heirs and estate) will receive (i) his base salary through the date of termination, (ii) a pro rata portion of Mr. Hilton’s bonus for the year based on the criteria then in effect, (iii) reimbursement of COBRA premiums, and (iv) acceleration and vesting of all outstanding stock options and restricted stock awards granted after January 1, 2007.			$8,150,260

Change of control

In the case of a termination as a result of a change of control, Mr. Hilton will be entitled to a severance payment equal to (1) three times the higher of (i) his annual base salary on the date of termination or (ii) his annual base salary on the date preceding the change of control plus (2) three times the highest of (i) his average annual incentive compensation for the two years prior to termination or (ii) his annual incentive compensation for the year preceding the change of control. The change of control severance payment is capped at the lesser of the amount that could be paid that is not subject to the imposition of a federal excise income tax, or $15 million. Mr. Hilton will also be entitled to continuation of his life, disability and group health insurance benefits for a period of two years following termination and acceleration and immediate vesting of all stock options and restricted stock awards.

$19,885,057
Larry W. Seay, EVP and CFO	Voluntary resignation by the executive with good reason	In the case of voluntary resignation with good reason, Mr. Seay will be entitled to (i) his base salary through the date of termination, (ii) reimbursement of COBRA premiums, and (iii) a severance payment equal to Mr. Seay’s base salary on the date of termination plus the actual bonus earned by Mr. Seay in the two years prior to his termination (provided such severance payment shall not be more than $3.0 million).	The severance payment will be paid over a period of one year following termination, except that: 1. In the event of a termination resulting from a change of control, the severance payment will be paid in one lump sum within 30 days of termination subject to 409A requirements. 2. The pro rata bonus to be paid upon a termination by the Company without cause will be paid as set forth in the employment agreement (after year end).	Mr. Seay is obligated to provide reasonable consulting services to the Company for a period of one year following termination. In addition, Mr. Seay must comply with a non-compete covenant for a period of six months following termination and non-solicitation covenant for a period of one year following termination.	$3,342,268
Termination by the Company without cause

In the case of termination by the Company without cause, Mr. Seay will be entitled to (i) his base salary through the date of termination, (ii) reimbursement of COBRA premiums, (iii) acceleration and vesting of all outstanding stock options and restricted stock awards granted after January 1, 2007, (iv) a severance payment equal to Mr. Seay’s base salary on the date of termination and the actual bonus earned in the two years prior to his termination (provided such severance payment shall not be more than $3.0 million), and (v) if the termination occurs during the final three months of the fiscal year, a pro rata bonus for that year based on the bonus criteria then in effect.

$5,859,144

	Death or disability	In the case of a termination due to death or disability, Mr. Seay (or his heirs and estate) will receive (i) his base salary through the date of termination, (ii) a pro rata portion of Mr. Seay’s bonus for the year based on the criteria then in effect, (iii) reimbursement of COBRA premiums, and (iv) acceleration and vesting of all outstanding stock options and restricted stock awards granted after January 1, 2007.			$2,546,889
	Change of control

In the case of a termination as a result of a change of control, Mr. Seay will be entitled to a severance payment equal to (1) two times the higher of (i) his annual base salary on the date of termination or (ii) his annual base salary on the date preceding the change of control plus (2) two times the highest of (i) his average annual incentive compensation for the two years prior to termination or (ii) his annual incentive compensation for the year preceding the change of control. The change of control severance payment is capped at the lesser of the amount that could be paid that is not subject to the imposition of a federal excise income tax, or $6 million. Mr. Seay will also be entitled to continuation of his life, disability and group health insurance benefits for a period of two years following termination and acceleration and immediate vesting of all stock options and restricted stock awards.

					$5,326,810
C. Timothy White, EVP, General Counsel and Secretary	Voluntary resignation by the executive with good reason Termination by Company without cause Change of control

In case of voluntary resignation with good reason, termination by the Company without cause or as the result of a change of control, Mr. White will receive (i) his base salary through the date of termination, (ii) any unpaid bonus for the prior year and a pro rated portion of his bonus for the year in which the termination occurs, (iii) a severance payment equal to two times Mr. White’s base salary and two times his bonus for the previous year (the severance payment is capped at $2.5 million in the case of a termination resulting from a change of control), (iv) reimbursement of COBRA premiums, and (v) acceleration and vesting of all outstanding stock options.

			The severance payment will be paid within 15 days of the date of termination in the case of a voluntary resignation with good reason or a termination by the Company without cause. The severance payment will be paid within 30 days following a termination resulting from a change of control.	Mr. White must comply with a non-compete covenant for six months following termination and a non-solicitation covenant for a period of one year following termination. Mr. White may, within 60 days of the date of termination, waive compliance with these provisions, provided that in doing so, he would relinquish his rights to the severance payment described in this table.	$2,840,378

	Death or disability	In the case of death or disability, Mr. White (or his heirs and estate) will receive (i) his base salary through the date of termination, (ii) any unpaid bonus for the prior year and a pro rated amount of Mr. White’s bonus for the year in which the termination occurs, (iii) reimbursement of COBRA premiums, and (iv) acceleration and vesting of all outstanding stock options.			$640,438
Sandra R.A. Karrmann, Chief Human Resources Officer	Voluntary resignation by the executive with good reason Termination by the Company without cause Change of control

In case of voluntary resignation with good reason, termination by the Company without cause or as the result of a change of control, Ms. Karrmann will receive (i) her base salary through the date of termination, (ii) any unpaid bonus for the prior year (iii) a severance payment equal to Ms. Karrmann’s base salary on the date of termination plus the higher of (1) her average bonus for the two years preceding the date of termination or (2) her bonus for the year preceding the date of termination, (iv) reimbursement of COBRA premiums, (v) acceleration and vesting of all outstanding stock options and (vi) a waiver of Ms. Karrmann’s obligation to repay $100,000 of her signing bonus.

			The severance payment will be paid within 15 days of the date of termination.	Ms. Karrmann must comply with a non-solicitation covenant for a period of one year following termination.	$840,059
	Death or disability	In the case of death or disability, Ms. Karrmann (or her heirs and estate) will receive (i) her base salary through the date of termination, (ii) any unpaid bonus for the prior year and a pro rated amount of Ms. Karrmann’s bonus for the year in which the termination occurs, (iii) reimbursement of COBRA premiums, and (iv) acceleration and vesting of all outstanding stock options.			$286,547
Steven M. Davis, EVP - National Homebuilding Operations	Voluntary resignation by the executive with good reason Termination by Company without cause Change of control

In case of voluntary resignation with good reason, termination by the Company without cause or as the result of a change of control, Mr. Davis will receive (i) his base salary through the date of termination, (ii) any unpaid bonus for the prior year (iii) a severance payment equal to Mr. Davis’ base salary on the date of termination plus his bonus for the year preceding the date of termination, (iv) reimbursement of COBRA premiums, (v) acceleration and vesting of all outstanding stock options, and (vi) for a qualifying termination after September 16, 2007, any restrictions on Mr. Davis’ outstanding restricted stock awards will lapse.

			The severance payment will be paid within 15 days of the date of termination.	Mr. Davis must comply with a non-solicitation covenant for a period of 18 months following termination.	$1,248,068

Death or disability	In the case of death or disability, Mr. Davis (or his heirs and estate) will receive (i) his base salary through the date of termination, (ii) any unpaid bonus for the prior year and a pro rated amount of Mr. Davis’ bonus for the year in which the termination occurs, (iii) reimbursement of COBRA premiums, (iv) acceleration and vesting of all outstanding stock options and (v) any restrictions on Mr. Davis’ outstanding restricted stock awards will lapse.	$1,641,068

(1)                The terms “cause,” “good reason,” “change of control” and “disability” are defined in each executive’s employment and change of control agreements. The determination of whether a triggering event has occurred is determined by the Board of Directors and/or Committee based on the occurrence or presence of events that might constitute a triggering event, provided, however, the agreements generally provide for a process for the resolution of a dispute between an executive and the Company with respect to the occurrence or existence of a triggering event.

(2)                Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that that the termination occurred on December 31, 2006, and with a closing stock price of $47.72 on the last business day of 2006. Balances include the full 2006 bonus paid in 2007, where applicable. The benefit derived from the acceleration of options was computed as the difference between the strike price and the closing price of our stock on the last day of 2006 for each option grant affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants.

Director Compensation

In 2006, non-employee directors received an annual cash retainer of $50,000, which was paid in six equal increments during the year, plus expense reimbursements related to attending Board and committee meetings. In 2006, each non-employee director received a stock option grant to acquire 5,000 shares of Meritage common stock. This annual stock option grant occurred at the same time as the Company’s main annual grant to its executive officers and employees. These stock options vest in equal share increments on the first two anniversary dates of grant and have an exercise price equal to the closing price of our common stock on the date of grant. Our lead director also received an additional annual fee for his service, which in 2006 was $55,000. Except for the fee paid to our lead independent director, the non-employee directors receive no additional cash compensation for attending Board or committee meetings.

In 2007, our non-employee directors will receive: an annual retainer of $50,000; Committee chairmen will receive an additional annual payment of $15,000; and Committee members will receive an additional payment of $10,000. The lead director will receive an additional $40,000 annually, commencing in 2007. Also in 2007, our non-employee directors each received an annual stock option grant to acquire 4,000 shares of Meritage common stock, which vests in equal increments on the first two anniversary dates of the grant and has an exercise price equal to the closing price of our common stock on the date of grant. In addition, the non-employee directors each received a grant of 12,000 shares of restricted stock. The restricted stock vests in equal increments on the first three anniversaries of the date of grant.

The 2006 director compensation is set forth below:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Robert G. Sarver	50,000	156,981	2,300	209,281
Raymond Oppel	50,000	156,981	-	206,981
Peter L. Ax	105,000	156,981	-	261,981
Richard T. Burke	50,000	294,972	-	344,972
Gerald W. Haddock	50,000	202,438	-	252,438
William G. Campbell (former director)(4)	16,668	53,995	-	70,663

(1)          As of December 31, 2006, the outstanding number of options held by the non-employee directors was 20,000, 40,000, 50,000, 20,000 and 15,000 for Messrs. Sarver, Oppel, Ax, Burke and Haddock, respectively.

(2)          See Note 9 “Incentive Awards and Retirement Plan” of our consolidated financial statements included in our 2006 Annual Report on Form 10-K for a discussion of the Black-Scholes assumptions used for computing the fair value of options granted.

(3)          For Mr. Sarver, amount represents the cost of spousal travel as determined by the equivalent of a first-class comparable ticket on a major air travel carrier for private party travel. Additionally, as part of the reimbursement to directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service. During 2006, we made reimbursements of approximately $42,500 and $12,250, to Messrs. Burke and Sarver, respectively.

(4)          In June 2006, William G. Campbell resigned his Board position and at December 31, 2006 Mr. Campbell had no outstanding stock option awards.

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this Report.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE
Raymond Oppel—Chairman
Gerald W. Haddock
Peter L. Ax

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2006:

Plan Category	(a) Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	1,923,054	$38.51	1,042,701	(1)
Equity compensation plans not approved by stockholders	—	n/a	—
Total	1,923,054	$38.51	1,042,701	(1)

(1)          The number of securities remaining available for issuance under existing or future grants includes 2,965,755 shares under our 2006 Stock Incentive Plan. In addition to stock options, stock appreciation rights and performance share awards, the 2006 Stock Incentive Plan allows for the grant of restricted stock shares. Under the 2006 Stock Incentive Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a). SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2006 all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In prior years, Meritage maintained a written policy concerning conflict of interest transactions that generally applied to transactions between the Company and related persons. During 2006, Meritage refined this policy. The new policy, which is in writing, applies to all transactions with related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of the Company’s business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons. At the same time, the Company was mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to its home purchase policy that is available to most employees).

For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company. The policy provides that the Company legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.

Each of the transactions listed below that occurred during 2006 was approved by the Audit Committee of the Board of Directors pursuant to the policy, except that the payments made to the Phoenix Suns pursuant to the advertising/sponsorship were not specifically approved by the Audit Committee in 2006 because the payments were made pursuant to a previously existing contractual arrangement.

Since 1997, we have leased office space in Plano, Texas from Home Financial Services, a Texas partnership owned by John Landon, our former co-chief executive officer, and his wife. During 2006 this lease was renewed for three-year period. Rents paid to the partnership were approximately $225,836, $268,000 and $255,000 in 2006, 2005 and 2004, respectively. The office rent is included within general and administrative expenses on our consolidated statements of earnings.

During 2004, we contracted with a landbanker to acquire property in the Tucson, Arizona area for $4.6 million. Robert Sarver, one of our directors, has a 3.8% ownership interest in the entity that sold this property to the landbanker. During 2006 and 2005, we had purchases totaling approximately $1.5 million and $1.2 million from the landbanker related to this property. In addition, during 2006 and 2005, we made purchases of approximately $1.3 million and $64,800 directly from the entity in which Mr. Sarver has the ownership interest. We expect to complete the full acquisition of this property during fiscal 2007.

During 2004 the Company entered into an advertising/sponsorship agreement with the National Basketball Association’s Phoenix Suns organization. One of our directors, Robert Sarver is the Controlling Owner and Vice Chairman of the Phoenix Suns, and our CEO, Steven Hilton, is a minority owner of the team. In 2006 and 2005 we paid approximately $714,000 and $392,000 in advertising/sponsorship costs related to the agreement. These amounts are recorded as general and administrative expenses on our consolidated statement of earnings.

During 2006, 2005 and 2004, we chartered aircraft services from companies in which Messrs. Hilton and Landon have a significant ownership interest. Such amounts were:

	Year Ended December 31
	2006	2005	2004
Steven J. Hilton	$711,000	$234,000	$246,000
John R. Landon	$365,000	$614,000	$—

We paid legal fees of approximately $1,643,000 and $783,000 to law firms in 2005 and 2004, respectively, of which C. Timothy White was a partner. Mr. White served on our Board of Directors until October 1, 2005, at which time he joined the Company as our General Counsel.

During 2005, Richard T. Morgan, the Company’s former Vice President and Treasurer, purchased from the Company a new home for $384,612. The purchase by Mr. Morgan, while he was employed by the Company, was pursuant to Meritage’s home purchase program, which is generally available to all employees.

INDEPENDENT AUDITORS

Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.

The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2006 and 2005, and fees billed for other services rendered.

	2006	2005
Audit fees(1)	$1,379,748	$1,493,171
Audit-related fees(2)	25,000	71,475
Audit and audit-related fees	1,404,748	1,564,646
Tax fees(3)	21,920	83,350
Total fees	$1,426,668	$1,647,996

(1)          Audit fees consisted principally of fees for audit and review services, services related to various SEC filings and related research and the 2005 refinancing transactions. Audit fees in 2006 and 2005 include $548,217 and $775,741 of fees for audit services related to Management’s Annual Report on Internal Control over Financial Reporting.

(2)          Audit-related fees consisted of fees related to the audit of our 401(k) plan and financial accounting and reporting consultations.

(3)          Tax fees consisted of fees for income tax consulting and tax (including state and local tax procurement) compliance, including preparation of original and amended state and federal income tax returns, refund claims, and IRS tax audit assistance.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2006 and 2005 non-audit services listed above were pre-approved.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

REPORT OF THE AUDIT COMMITTEE

We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended). Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE AUDIT COMMITTEE
Peter L. Ax—Chairman
Raymond Oppel
Richard T. Burke, Sr.

STOCKHOLDER PROPOSALS

The Board of Directors and Nominating/Governance Committee will consider nominations from stockholders for the class of directors whose terms expire at the year 2008 Annual Meeting. Nominations must be made in writing to our Secretary, received at least 90 days prior to the 2008 Annual Meeting, and contain sufficient background information concerning the nominee’s qualifications. Our Corporate Secretary must receive any other stockholder proposals for the 2008 Annual Meeting by December 14, 2007 to be considered for inclusion in our 2008 proxy statement.

Proposals to be presented at the 2008 Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not less than 20 days nor more than 30 days prior to the meeting (or, with respect to a proposal required to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, the earlier date such proposal was received); provided, however, that in the event that less than 30 days notice or prior public disclosure of the date of the meeting is given or made by the Company, notice by the stockholder to be timely must be so received by the Secretary not later than the close of business on the 10th day following the earlier of the day on which the Company’s notice of the date of the annual meeting was mailed or the day on which the Company’s first public disclosure of the date of the annual meeting was made.

A nomination or other proposal will be disregarded if it does not comply with the above procedures.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has provided each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K. The Company incorporates herein the information set forth in Part II, Item 5 of our Form 10-K relating to the executive officers of the Company. The Company will provide, without charge, an additional copy of its Annual Report on Form 10-K for the year ended December 31, 2006 (without the exhibits thereto) and/or a copy of the exhibits to its 2006 Form 10-K, upon the written or oral request of any stockholder or beneficial owner of its common stock. Requests should be directed to the Secretary of the Company at the address listed on page 6.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding the anticipated effects of our compensation structure and programs and our intentions with respect to the grant of equity-based awards in the future.  Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q and Form 8-K.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

We are offering our stockholders the opportunity to consent to receiving our future proxy materials and annual reports electronically by providing the appropriate information when voting via the Internet. Electronic delivery could save us a significant portion of the costs associated with printing and mailing annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Meritage elects to deliver future proxy materials and/or annual reports to you electronically, then we will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. We may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, or by contacting Mellon Investor Services if you hold shares in your own name.

By consenting to electronic delivery, you are stating to Meritage that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

Meritage Homes Corporation
C. Timothy White
Executive Vice President, General Counsel and Secretary
April 10, 2007

Please ☐ Mark Here for Address Change or Comments SEE REVERSE SIDE

1. ELECTION OF DIRECTORS: VOTE FOR nominees listed below	FOR ☐	WITHHELD FOR ALL ☐	2. To ratify the selection of the Company’s independent registered public accounting firm	FOR ☐	AGAINST ☐	ABSTAIN ☐
01 Peter L. Ax
02 Robert G. Sarver			THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED
03 Gerald W. Haddock			AS YOU SPECIFY ABOVE. IF NO SPECIFIC VOTING
DIRECTIONS ARE GIVEN BY YOU, THIS PROXY WILL BE
VOTED FOR THE DIRECTOR NOMINEES LISTED IN PROPOSAL
WITHHELD FOR: (Write that nominee’s name in the space provided below.)

1 AND FOR THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM IN PROPOSAL 2, AND WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Please sign exactly as name(s) appear here in. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stock holder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxycard.

INTERNET		TELEPHONE
http:www.proxyvoting.com/mth		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage paid envelope.

Choose MLink SM for fast, easy and secure 24 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log onto Investor ServiceDirect®
at www.melloninvestor.com/isd where step by step instructions will prompt you through enrollment.

MERITAGE HOMES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - May 16, 2007

The undersigned hereby appoints each of Steven J. Hilton, C. Timothy White or Larry W. Seay as proxies with full power of substitution acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Meritage Homes Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at the The Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260 on Wednesday, May 16, 2007 at 10:00 a.m. PST, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and
return the proxy card promptly using the enclosed envelope.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^